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                                                                     EXHIBIT 2.1

                    AGREEMENT FOR PURCHASE AND SALE OF STOCK

         THIS AGREEMENT FOR PURCHASE AND SALE OF STOCK, is made and entered into effective as of the 30th day of June, 1999, by and among OXBORO MEDICAL INTERNATIONAL, INC., a Minnesota corporation ("Medical") and JOHN MCGUIRE, STEPHEN KAMINSKI and CHARLES KRUSE, all individuals residing in the state of Minnesota (collectively, the "Buyers").

         WITNESSETH:

         WHEREAS, Medical Owns all of the issued and outstanding stock of OXBORO OUTDORS, INC. (the "Corporation"); and

         WHEREAS, the Buyers desire to purchase from Medical and Medical desires to sell to the Buyers all of the issued and outstanding stock of the Corporation (the "Shares");

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and mutual promises of the parties hereto and the mutual benefits to be gained by the performance thereof, the parties hereto agree as follows:

         1.) Purchase and Sale of Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Medical shall transfer, assign and convey the Shares to the Buyers as provided on Schedule 1, and the Buyers shall acquire the Shares from Medical.

         2.) Purchase Price. As full payment for the Shares, the Buyers shall pay to Medical a purchase price (the "Purchase Price") equal to Six Hundred Fifty Thousand Dollars ($650,000). At the Closing, the Purchase Price shall be paid by the Buyers to Medical as follows:

         (a) Cash. Three Hundred Eighty-Five Thousand Dollars ($385,000) by cashier's check or money order and made payable to Medical.

         (b) Promissory Note. A promissory note in the form of Schedule 2(b) attached hereto (the "Promissory Note"), duly executed by the Buyers and Medical and payable to Medical in a principal amount of Two Hundred Sixty-Five Thousand Dollars ($265,000).

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         3.) Representations and Warranties of Medical. Medical represents and warrants to the Buyers as follows:

         (a) Organization. The Corporation is a Minnesota corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has all the necessary corporate powers to own its properties and to carry on its business as now owned and operated by it. The Corporation is now, and has been at all times since its creation, duly authorized, qualified and licensed to carry on its business in the places and in the manner as conducted at the time such businesses were conducted. The Corporation is duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which it leases real property or in which the conduct of its business requires such qualification, except where failure to be so qualified would not have a material adverse effect on its business.

         (b) Capital. The authorized capital stock of the Corporation consists of one million (1,000,000) shares of common stock, having a par value of One Cent ($.01) per share, of which twenty-five thousand (25,000) shares are issued and outstanding. All of the shares are validly issued, fully paid, and nonassessable. No subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments of any kind exist which obligate the Corporation to issue or transfer from treasury any of its authorized by unissued capital stock.


         (c) Title. Medical is the owner, beneficially and of record, of all the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions.

         (d) Subsidiaries. The Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, limited liability company, partnership, business, trust, or other entity.

         (e) Financial Statements. Attached as Schedule 3(e) are copies of the following financial statements of the Corporation (collectively, the "Financial Statements"):

                  (1) The balance sheet as of May 31, 1999 and statement of income for the eight (8) month period then ended;

                  (2) The consolidated balance sheets of Medical and the Corporation as of September 30, 1998 and September 30, 1997, and the related statements of operations and shareholders' equity for the two (2) years ending on these dates. These Financial Statements agree to the completed audited Financial Statements as reported by the Corporation's independent public accountants; and

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                  (3)      The unaudited statements of income of the Corporation
                           for the fiscal years ending September 30, 1998 and 1997.

                  The audited Financial Statements have been prepared in accordance with generally accepted accounting principles (and the unaudited have generally been prepared in accordance with generally accepted accounting principles) both consistently followed by the Corporation throughout the periods indicated, and fairly present the financial position and results of operations of the Corporation as of the respective dates of the balance sheets and statements of operations included in the Financial Statements.

         (f) Absence of Changes. Since the date of the most recent balance sheet attached hereto, there has not been any:

                  (1) Transaction by the Corporation except in the ordinary course of business as conducted on that date;

                  (2) Capital expenditure by the Corporation exceeding One Thousand Dollars ($1,000);

                  (3) Material adverse change in the financial condition, liabilities, assets, business, or prospects of the Corporation;

                  (4) Destruction, damage to, or loss of any asset of the Corporation (whether or not covered by insurance) that materially and adversely affects the financial condition, business, or prospects of the Corporation;

                  (5) Labor trouble or other event or condition of any character materially and adversely affecting the financial condition, business, assets, or prospects of the Corporation;

                  (6) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Corporation;

                  (7)      Reevaluation by the Corporation of any of its assets;

                  (8) Declaration, setting aside for payment of a dividend or other distribution in respect to the capital stock of the Corporation, or

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                           any direct or indirect redemption, purchase, or other
                           acquisition by the Corporation of any of its shares of capital stock;

                  (9) Increase in the salary or other compensation payable or to become payable by the Corporation to any of its officers, directors, or employees, or the declaration, payment, or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation to any such person;

                  (10) Sale or transfer of any asset of the Corporation, except in the ordinary course of business;

                  (11) Amendment or termination of any contract, agreement, or license to which the Corporation is a party, except in the ordinary course of business;

                  (12) Loans by the Corporation to any person or entity, or guaranty by the Corporation of any loan;

                  (13) Mortgage, pledge, or other encumbrance of any asset of the Corporation;

                  (14) Waiver or release of any right or claim of the Corporation, except in the ordinary course of business;

                  (15) Other event or condition of any character that has or might reasonably have a material and adverse effect on the financial condition, business, assets, or profit of the Corporation;

                  (16) Issuance or sale by the Corporation of any shares of its capital stock of any class, or of any other of its securities; or

                  (17) Agreement by the Corporation to do any of the things described in the preceding clauses (1) through (16).

         (g) Absence of Undisclosed Liabilities. Attached as Schedule 3(g) is a complete and accurate list of accounts payable of the Corporation as of May 31, 1999, as reflected in the balance sheet of that date, included in the Financial Statements, together with an accurate aging of these accounts. These accounts payable, and all accounts payable of the Corporation after that date, arose from transactions in the ordinary course of business. Except as provided on Schedule 3(g), in Section 3(ff) or any future liabilities relating to the licenses attached hereto as Schedule 3(o), the Corporation has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise (including any

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         due to Medical except as provided on Schedule 3(g)), and whether due or to become due, that is not reflected or reserved against in the most recent balance sheet included in the Financial Statements, except for those that may have been incurred after the date of that balance sheet. All debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate.

         (h) Tax Returns. Attached as Schedule 3(h) are the tax returns of the Corporation for the tax years ending on September 30, 1998 and 1997. Within the times and in the manner prescribed by law, the Corporation has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. There are no present disputes as to taxes of any nature payable by the Corporation.

         (i) Real Property. Attached as Schedule 3(i) is a copy of the lease agreement by and between the Corporation and Medical (the "Lease Agreement"). All representations and warranties relating to the real property that are contained in the Lease Agreement are incorporated herein by reference and, as such, shall be an integral part of this Agreement. Notwithstanding the foregoing, there are no existing violations of any environmental, pollution or hazardous waste laws, rules regulations affecting the real property. In addition, the Buyers and the Corporation may rely on the representations and warranties contained in the Lease Agreement regardless of any inspection which the Buyers or the Corporation may make of the real property.

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         (j) Inventory. Attached as Schedule 3(j) is a complete and accurate list of the inventories of raw materials, work in process, and finished goods (collectively, the "Inventories") as shown on the Corporation's most recent balance sheet included in the Financial Statements. Such Inventories consist of items of a quality substantially similar to the quality of the items at the time of purchase of such Inventory. Except for sales made in the ordinary course of business since that date, all the Inventories are the property of the Corporation. As of the Closing Date, no items have been pledged as collateral or are held by the Corporation on consignment from others. The Inventories are based upon quantities determined by physical count or measurement, taken within the preceding six (6) months, and are valued at a cost basis consistent with that of prior years.

         (k) Other Property. Attached as Schedule 3(k) is a complete and accurate list of all personal property of the Corporation including, but not limited to, all trucks, automobiles, machinery, equipment, furniture, supplies, tools, dies, jigs, molds, patterns, drawings, and all other tangible personal property, that is used by the Corporation in connection with its business (except inventories of raw materials, work in process, and finished goods). As of the Closing Date, the Corporation has good title to the properties and assets used by it and all such properties and assets are free and clear of all security interest, liens or other claims. The property listed on Schedule 3(k) constitutes all such tangible personal property necessary for the conduct by the Corporation of its business as now conducted. Except as provided on Schedule 3(k), no personal property used by the Corporation in connection with its business is held under any lease or conditional sales contract or is other than in the possession and under the control of the Corporation.

         (l) Accounts Receivable. Attached as Schedule 3(l) is a complete and accurate list of the accounts receivable of the Corporation as of May 31, 1999, as reflected in the balance sheet as of that date, included in the Financial Statements, together with an accurate aging of these accounts. These accounts receivable, and all accounts receivable of the Corporation after that date, arose from valid sales in the ordinary course of business.

         (m) Trade Names and Rights. Attached as Schedule 3(m) is a schedule of all trade names, trademarks, service marks, and copyrights and their registration, owned by the Corporation or in which it has any rights or licenses, together with a brief description of each. To best of the Corporation's knowledge, the Corporation has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. The Corporation owns adequate licenses or other rights to use all trademarks, service marks, trade names, and copyrights necessary for its

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         business as now conducted by it, and that ownership or use does not, and will not, conflict, infringe on, or otherwise violate any rights of others.

         (n) Patents. Attached as Schedule 3(n) is a complete schedule of all patents, inventions, industrial models, processes, designs, and applications for patents owned by the Corporation or in which it has any rights, licenses, or immunities. The patents and applications for patents listed on Schedule 3(n) are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within ninety (90) days after the Closing Date. There have not been any interference actions or other judicial, arbitration, or other adversary proceedings concerning the patents or applications for patents listed on Schedule 3(n). The manufacture, use, or sale of the inventions, models, designs, and systems covered by the patents and applications for patents listed on Schedule 3(n) do not violate or infringe on any patent or any proprietary or personal right of any person, firm, or corporation; and the Corporation has not infringed and is not now infringing on any patent or other right belonging to any person, firm, or corporation.

         (o) Licenses and Permits. Attached as Schedule 3(o) are true and correct copies of all licenses in which the Corporation is a party. Except for the licenses attached as Schedule 3(o), there are no pending (or to Medical's knowledge threatened) revocations of any licenses or permits required to operate the business of the Corporation, nor has Medical received notice that any additional permits or licenses are or will be required for the operation of the business of the Corporation. Except for the licenses included on Schedule 3(o), the Corporation is not a party to any license, agreement, or arrangement, whether as licensee, licensor, or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret, or formula. The Corporation has the right and authority to use such inventions, trade secrets, processes, models, designs, and formulas as are necessary to enable it to conduct and to continue to conduct all phases of its business in the manner presently conducted by it, and that use, to the best of the Corporation's knowledge, does not, and will not, conflict with, infringe on, or violate any patent or other right of others.

         (p) Name. Medical represents, warrants, and covenants that it has granted to the Corporation the right, in perpetuity, to use the name "Oxboro Outdoors" as part of the Corporation's name for and in connection with all business of whatever kind and character conducted previously or in the future by the Corporation, and that it has not granted to any other person, firm, or corporation the right to use its name as part of the corporate or firm name of any other such firm, corporation, or business.

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         (q) Title to Assets. The Corporation has good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible, or intangible, which constitute all of the assets and interests in assets used in the business of the Corporation. Except as provided on Schedule 3(o), all of these assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions, or restrictions, except for:

                  (1) Those disclosed in the Corporation's most recent balance sheet, included in the Financial Statements; and

                  (2) Possible minor matters that, in the aggregate, are not substantial amounts and do not materially detract from or interfere with the present or intended use of any of these assets, or materially impair business operations.

         The tangible personal property of the Corporation is generally in good operating condition and repair, ordinary wear and tear excepted. The Corporation is in possession of all premises leased to and from others. Except for the Lease Agreement, neither Medical, nor any officer, director, or employee of the Corporation, nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Corporation or any copyrights, patents, trademarks, trade names, or trade secrets licensed by the Corporation. To the best of the Corporation's knowledge, the Corporation does not occupy any real property in violation of any law, regulation, or decree.

         (r) Customers. Attached as Schedule 3(r) is a correct and current list of the ten (10) largest customers of the Corporation. Medical has no information and is not aware of any facts, indicating any of these customers intend to cease doing business with the Corporation or materially alter the amount of the business that they are presently doing with the Corporation.

         (s) Employment Contracts. Attached as Schedule 3(s), and except as provided on Schedule 3(x), is a list of all employment contracts, collective bargaining agreements, and all pension, bonus, profit sharing, stock option, or other agreements providing for employee remuneration or benefits to which the corporation is a party or by which the Corporation is bound. All of these contracts and arrangements are in full force and effect, and neither the Corporation nor any other party is in default under them. There have been no claims of default and, to the best knowledge of Medical, there are no facts or conditions which if continued, or on notice, will result in a default under these

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         contractual arrangements. There is no pending or, to Medical's knowledge, threatened labor dispute, strike, or work stoppage affecting the Corporation's business.

         (t) Insurance Policies. Attached as Schedule 3(t) is a description of all insurance policies held by the Corporation concerning its business and properties. The Corporation (through Medical) has maintained and now maintains (i) insurance on all its assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.

         (u) Employee Benefit Plans. Attached as Schedule 3(u) is a complete and accurate and complete list of all employee benefit plans, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such employee benefit plans are otherwise exempt from the provisions of ERISA, established, maintained, or contributed to by the Corporation including all employers which, by reason of common control, are treated together with the Corporation and/or Medical as a single employer within the meaning of Section 414(c) of the Internal Revenue Code.

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         (v) Other Contracts. The Corporation is a party to numerous distributor/broker agreements all of which are usual and customary in duration and amount. A copy of a standard "Broker Agreement" for licensed products of the Corporation is attached hereto as Schedule 3(v) as well as a current listing of such brokers. Except as provided on Schedule 3(v), the Corporation is not a party to, nor is its property bound by, any distributors' or manufacturers' representative or agency agreement, any output or requirements agreements, any agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease, or any agreement that is unusual in nature, duration, or amount. To the best of the Corporation's knowledge, there is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of these agreements. The Corporation has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. The Corporation is not a party to, nor is the Corporation or its properties bound by, any agreement that is materially adverse to the business, properties, or financial condition of the Corporation.

         (w) Compliance with Laws. To the best of the Corporation's knowledge, the Corporation has complied with all, and is not in violation of any, applicable federal, state, or local statutes, laws, and regulations (including, without limitation, any applicable building, zoning, or other law, ordinance, or regulation) affecting its property or the operation of its business.

         (x) Litigation. Except as provided on Schedule 3(x), there is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge and belief of Medical, threatened against or affecting the Corporation, or any of its businesses, assets, or financial condition. The matters set forth in Schedule 3(x), if decided adversely to the Corporation, will not result in a material adverse change in the business, assets, or financial condition of the Corporation. The Corporation is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. The Corporation is not presently engaged in any legal action to recover monies due either of them or damages sustained by either of them with respect to the business of the Corporation.

         (y) No Breach or Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following:

                  (1)      A breach of any term or provision of this Agreement;

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                  (2)      A default or an event that, with notice or lapse of
                           time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of the Corporation or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Medical or the Corporation, or their property, is bound;

                  (3) An event that would permit any party to terminate any agreement (except as provided on Schedule 3(o)) or to accelerate any maturity of any indebtedness or other obligation of the Corporation; or

                  (4) The creation or imposition of any lien, charge, or encumbrance on any of the properties of the Corporation.

         (z) Authority. Medical has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and no approvals and consents of any person other than Medical is necessary. The execution and delivery of this Agreement by Medical, and the performance of its obligations hereunder, has been duly authorized by its Board of Directors.

         (aa) Interest in Customers, Suppliers and Competitors. Except as provided on Schedule 3(aa), neither Medical, nor any officer, director, or employee of the Corporation, nor any spouse or child of any of them, has any direct or indirect controlling interest in any competitor, supplier, or customer of the Corporation or in any person from whom or to whom the Corporation leases any real or personal property, or in any other person with whom the corporation is doing business.

         (bb) Corporate Documents. The Corporation has furnished to the Buyers for their examination the following:

                  (1) Copies of the Articles of Incorporation and Bylaws of the Corporation;

                  (2) The minute book of the Corporation containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and Board of Directors of the Corporation;

                  (3) All permits, orders, and consents issued with respect to the Corporation, or any security of the Corporation and all applications for such permits, orders, and consents; and

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                  (4)      The stock transfer books of the Corporation setting
                           forth all transfers of any capital stock.

         (cc) Personnel. Attached as Schedule 3(cc) is a list of the names of all officers, directors, and employees of the Corporation, stating the rates of compensation payable to each.

         (dd) Banking. Attached as Schedule 3(dd) is a list of the names and addresses of all banks or other financial institutions in which the Corporation has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or to these boxes.

         (ee) Full Disclosure. None of the representations and warranties made by Medical herein or made in any written certificate or memorandum furnished (or to be furnished) by Medical (or on its behalf), contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

         (ff) Intercompany Loan. Medical acknowledges, agrees and represents that any amounts due to Medical from the Corporation including, but not limited to, the intercompany loan listed in the Financial Statements for the month ended May 31, 1999 in the amount of One Million Six Hundred Twenty-Nine Thousand and Twenty-Four Dollars ($1,629,024) (and other than accounts payable of less than Five Thousand Dollars ($5,000)) have been converted to equity of the Corporation. Furthermore, such amount is not a liability or obligation of the Corporation and neither the Corporation nor the Buyers shall have any responsibility or liability to pay such amount to Medical.

         (gg) Survival. Regardless of any investigation made by the Buyers or their representatives, or any knowledge which they may have that any such representation or warranty is or may be untrue or incorrect, the representations and warranties made in this Section 3 shall be true and accurate in all respects as of the Closing Date and shall survive the Closing of this Agreement, for a period of two (2) years after the Closing Date, except that Medical's representations and warranties set forth in Sections 3(a), (b), (c), (d), (h), (u) and (z) shall survive forever.

         4.) Conditions Precedent To Buyer's Performance.

         (a) Conditions. The obligations of the Buyers to purchase the Shares pursuant to this Agreement are subject to the satisfaction at or before closing, of all the conditions set forth in this Section 4. The Buyers may waive any or all of these conditions in whole or in part without prior notice provided, however, that no such waiver of a condition shall constitute a waiver by the Buyers of any of their

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         other rights or remedies at law or in equity, if Medical shall be in default of any of its representations, warranties, or covenants under this Agreement.

         (b) Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties of Medical contained in this Agreement (or in any written statement delivered to the Buyers by Medical) shall be true on and as of the Closing Date as though made at that time.

         (c) Performance of Medical. Medical shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

         (d) Consents. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by Medical and delivered to the Buyers.

         (e) Approval of Documents. The form and substance of all certificates, instruments, and other documents delivered to the Buyers under this Agreement shall be satisfactory in all reasonable respects to the Buyers and their counsel.

         (f) Resignations. Medical shall have caused to be delivered to the Buyers, except as otherwise requested by the Buyers, the written resignation or termination of all the officers and directors of the Corporation, and will cause any other action to be taken with respect to these resignations that the Buyers may reasonably request.

         5.) Conditions Precedent To Performance Of The Buyers. The obligations of Medical and the Corporation to sell and transfer the Shares under this Agreement are subject to the Buyers having performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the closing.

         6.) Closing. The Closing of the transactions contemplated herein shall take place at the offices of Larkin, Hoffman, Daly & Lindgren, Ltd., 1500 Norwest Financial Center, 7900 Xerxes Avenue South, Bloomington, Minnesota 55431, on June 30, 1999, or such other place or earlier date as may be agreed upon by Medical and the Buyers (the "Closing Date"). The transactions which occur on the Closing Date shall be deemed to have taken place at the beginning of business on the Closing Date. "Closing" shall refer to the Closing Date and the transactions to occur on that date.

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         7.) Medical's Obligations at Closing. At Closing, Medical shall deliver, or cause to be delivered, the following to the Buyers against delivery of the items specified in Section 8:

         (a) A certificate or certificates representing the Shares, registered in the name of Medical, duly endorsed by Medical for transfer or accompanied by an assignment of the Shares duly executed by Medical. Upon submission of that certificate or certificates to the Corporation for transfer, the Corporation shall issue to the Buyers certificates, as provided on Schedule 1 and representing the Shares, registered in the name of the Buyers;

         (b) The stock books, stock ledgers, minute books, and corporate seal of the Corporation;

         (c) The written resignations or terminations of all the officers and directors of the Corporation;

         (d) All certificates, schedules, exhibits and attachments in a complete form and specifying the information required by the provisions of this Agreement;

         (e) Certified copies of corporate authorizations of Medical to enter into the transaction herein contemplated;

         (f) The Promissory Note by and among Medical and the Buyers in the form attached hereto as Schedule 2(b);

         (g) The Lease Agreement by and between Medical and the Corporation in the form attached hereto as Schedule 3(i); and

         (h) Such other documents as may be reasonably requested by the Buyers to evidence the performance by Medical of its obligations hereunder.

         Simultaneously with the delivery of the aforementioned documents, Medical will put the Buyers into full possession and enjoyment of the Corporation and its business.


         8.) The Buyers' Obligations at Closing. At Closing, the Buyers shall deliver, or cause to be delivered, the following to Medical against delivery of the items specified in Section 7:

         (a) The Promissory Note, duly executed by the Buyers;

         (b) Three Hundred Eighty-Five Thousand Dollars ($385,000) by cashier's check or money order :

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

         (c) The Lease Agreement duly executed by the Corporation; and

         (d) Such other documents as may be reasonably requested by Medical to evidence the performance by the Buyers of their obligations hereunder.

         9.) Medical's Post-Closing Obligations.

         (a) Medical's Indemnification. Medical agrees, for a period of two (2) years after the Closing Date, to indemnify, defend, and hold the Buyers and the Corporation harmless from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees the Buyers or the Corporation may incur or suffer, which arise, result from, or relate to any breach of, or failure by Medical to perform, any of its representations, warranties, covenants, or agreements in this Agreement or any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Medical under this Agreement provided, however, the maximum total dollar amount that the Sellers shall be required to indemnify the Buyers or the Corporation hereunder shall be limited to the amount paid for the Shares pursuant to Section 2. Notwithstanding the foregoing, there shall be no indemnification limitation pursuant to Sections 3(h) and (x).

         (b) Set-off. In addition to the obligation to indemnify the Buyers and the Corporation as set forth in Section 9(a), and without prejudicing the Buyers' or the Corporation's other remedies, the Buyers shall be entitled to offset and withhold the following amounts against any part of the obligation owed to the Medical pursuant to the Promissory Note:

                  (1) In the event that any of the fourteen (14) entities or persons listed below refuses, in writing and during the term of the Promissory Note, to the continuation of the license they have entered into with the Corporation, the amount due and payable pursuant to the terms of the Promissory Note shall be reduced by Ten Thousand Dollars ($10,000) for each such license: ISC Race Tracks; Jeff Gordon; Terry Lebonte; Mark Martin; Rusty Wallace; Wally Dallenbach; Jeff Burton; Chad Little; Bobby Hamilton; Bobby Labonte; Tony Stewart; Ricky Rudd,; NASCAR Drivers and NASCAR Logo. Notwithstanding the foregoing, if the Buyers reduce the amount due under the Promissory Note pursuant to this Section 9(b)(1) and the Corporation (or any affiliate thereof) then enters into a like or similar license with such person or entity within forty-five (45) days after the reduction of the Promissory Note, such amount shall be due and payable within thirty (30) days thereafter.

                  (2) In the event that NFL Properties refuses, in writing and during the term of the Promissory Note, to the continuation of the license with NFL Properties (a copy of which is attached hereto as Schedule 9(b)) after the purchase of the Shares by the Buyers, the amount due and payable pursuant to the terms of the Promissory Note shall be reduced by One Hundred Twenty-Five Thousand Dollars ($125,000). Notwithstanding the foregoing, if the Buyers reduce the amount due under the Promissory Note pursuant to this Section 9(b)(2) and the Corporation (or any affiliate thereof) then enters into a like or similar license with the NFL Properties within forty-five
                           (45) days after the reduction of the Promissory Note, such amount shall be due and payable within thirty
                           (30) days thereafter.

         (c) Noncompetition. Medical agrees that it shall not, for a period of five (5) years after Closing, directly or indirectly, for its own account or for the account of others, whether as principal or agent or through the agency of any corporation, partnership or other business entity, engage in the sale of licensed or unlicensed sports products. In the event of a violation of this Section 9(c) by Medical, it is agreed that the Buyers and the Corporation shall be entitled to money damages or injunctive relief, or both. Furthermore, Medical agrees to indemnify the Buyers and the Corporation for all costs and expenses, including reasonable attorneys' fees and court costs, incurred in any action brought to enforce this Agreement. The provisions of this
         Section 9 may be enforced by an injunction. Medical, the Buyers and the Corporation agree that if any claim is made by any person asserting that the covenant contained in this Section 9(c) is unenforceable, predicated upon the length of the term, geographic area, or otherwise, the provision or provisions upon which such unenforceability is predicated shall not be rendered unenforceable but instead shall be modified so as to be valid and fully enforceable for the maximum duration and geographic area (but never for a longer period or greater area than set forth above) that any court of competent jurisdiction shall find to be reasonable, necessary, valid and legally enforceable.

         (d) Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and all other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         10.) Tax Elections

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

         (a) Section 338(h)(10) Election. The purchase and sale of the Shares is intended to qualify as a "qualified stock purchase" under Section 338(d)(3) of the Internal Revenue Code and Medical, the Corporation and the Buyers shall join in making a timely election under Section 338(h)(10) of the Internal Revenue Code and similar elections under state, local and foreign laws, as applicable (the "Election"). Medical and the Buyers acknowledge and agree that, for U.S. federal income tax purposes, the purchase and sale of the Shares pursuant to the Election will be treated as a sale of assets of the Corporation followed by the complete liquidation of the Company.

         (b) Purchase Price Allocation. The Purchase Price and the liabilities and obligations assumed by Buyer pursuant to this Agreement shall be allocated among the properties and assets acquired by Buyer in accordance with the manner and timing prescribed by the Treasury Department regulations promulgated under Section 338 of the Internal Revenue Code and as set forth on Schedule 10(b) attached hereto. Medical and the Buyers covenant and agree that such person will not take any position on any Tax Return, before any governmental body charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with the provisions of this
         Section 10 and Schedule 10(b). Both Medical and the Buyers shall notify the other as soon as reasonably practicable of any audit adjustment or proposed audit adjustment by any governmental body that affects the allocation under this Section 10(b).

         11.) Miscellaneous.

         (a) Arbitration. In the event there is any dispute between the parties hereto arising out of or relating to this Agreement and the parties hereto cannot resolve such dispute themselves, the parties hereto agree to refer and submit such dispute to the American Arbitration Association, Minneapolis, Minnesota (the "Association"), for arbitration, and any such proceeding shall be conducted in the Minneapolis, Minnesota metropolitan area. Any such arbitration shall be before a panel of three (3) arbitrators and shall be conducted in accordance with the rules of the Association, except that the parties shall be permitted discovery prior to any hearing in accordance with the Federal Rules of Civil Procedure, and the Federal Rules of Evidence and Federal Rules of Civil Procedure shall apply at any hearing. No arbitrator shall have any connection to the parties to this Agreement. The arbitrators shall have the right to award or include in their award any relief they deem proper, including without limitation, money damages, interest, specific performance, attorneys fees, cost and expenses incurred, but not exemplary or punitive damages. The award decision of the arbitrators shall be conclusive and binding upon all parties and may be entered in any court of competent jurisdiction. The parties agree to bring

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

         all claims in this arbitration which relate to the original claim. This provision shall continue after any expiration or termination of this Agreement.

         (b) Broker Fee. Medical and the Buyers acknowledge that no fees or commissions in the nature of finder, originator, or broker fees in connection with the subject matter of this Agreement have been incurred by any of them. Each party to this Agreement shall indemnify the others and hold them harmless against any claim for brokerage or to other commissions from any person claiming to have worked on its behalf relative to the transactions contemplated by this Agreement.

         (c) Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants, other experts and all other expenses incurred by such party incidental to the negotiations, preparation, and execution of this Agreement.

         (d) Captions. Article, paragraph, or section titles or other headings contained in this Agreement are for convenience only and shall not be deemed a part of the context of this Agreement.

         (e) Assignment; Binding Effect; Amendment. This Agreement and the rights hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the corporate parties hereto, and the respective heirs and legal representatives of the Shareholder. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

         (f) No Waiver. No delay of, or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or in any similar breach or default occurring later; nor shall any waiver of any-single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

         (g) Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the parties at the addresses set forth below their respective names or at such other place as the parties shall designate in writing by certified or registered mail.

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

As to Medical                          Mr. Matthew Bellin
                                       President
                                       Oxboro Medical International, Inc.
                                       13828 Lincoln Street NE
                                       Ham Lake, Minnesota  55304

With a copy to:                        Richard P. Keller, Esq.
                                       Keller & Lokken, P.A.
                                       332 Minnesota Street
                                       St. Paul, Minnesota 55101

As to the Buyers:                      Mr. John McGuire
                                       Mr. Stephen Kaminski
                                       Mr. Charles Kruse

                                       --------------------------
                                       --------------------------

With a copy to:                        Stephen J. Kaminski, Esq.
                                       Larkin, Hoffman, Daly & Lindgren,
                                       Ltd.
                                       1500 Norwest Financial Center
                                       7900 Xerxes Avenue South
                                       Bloomington, MN 55431

         (h) Schedules. All documents and other papers included as a part of any exhibits and schedules referred to in this Agreement are hereby incorporated into this Agreement by reference.

         (i) Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

         (j) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         (k) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

         (l) Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         (m) Further Assurances. At any time, and from time to time before and after the Closing, the Buyers, the Corporation and Medical shall, at the request of the other party, and without additional consideration, execute, acknowledge, and deliver such other documents and instruments, and take such other actions as may be reasonably necessary, in order to consummate the transactions contemplated by this Agreement and to accomplish the purposes of this Agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

MEDICAL:                                    THE BUYERS:
OXBORO MEDICAL INTERNATIONAL, INC.          JOHN MCGUIRE

By:
   -------------------------------------
     Its:                                   John McGuire

                                            STEPHEN KAMINSKI

                                            ------------------------------------
                                            Stephen Kaminski

                                            CHARLES KRUSE

                                            ------------------------------------
                                            Charles Kruse

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